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                               CERTIFICATE OF AMENDMENT
                                         -of-
                             CERTIFICATE OF INCORPORATION
                                         -of-
                              NORD RESOURCES CORPORATION



         It is hereby certified that:

         1. The name of the corporation (hereinafter called the ("Corporation") is NORD RESOURCES CORPORATION and the certificate of incorporation of the Corporation was filed on January 18, 1971.

         2. The certificate of incorporation of the Corporation is hereby amended by striking Article 4 thereof and by substituting in lieu of said Article the following new Article 4:

              "4: The total number of shares of stock which the Corporation has authority to issue is Fifty Million (50,000,000) and the par value of each such share is One Cent ($.01) amounting in the aggregate to Five Hundred Thousand Dollars ($500,000)."

         3. The foregoing was duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law by resolution of the Board of Directors of the Corporation on October 2, 1996 and approved by the holders of a majority of the capital stock outstanding and entitled to vote at a special meeting of shareholders of the Corporation on November 20, 1996.

Signed as of the 20th day of November, 1996.


                                       /s/ Karl A. Frydryk
                                       ------------------------------
                                       Karl A. Frydryk, Secretary


ATTESTED TO:


/s/ Leo E. Dugdale
-----------------------------------
Leo E. Dugdale, Assistant Secretary